UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2010

KINDER MORGAN ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11234 (Commission File Number)	76-0380342 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On April 13, 2010, Kinder Morgan Energy Partners, L.P. issued a press release announcing that KM Gathering LLC (“Kinder Morgan Gathering”), an affiliate of Kinder Morgan Energy Partners, L.P., and Hawk Field Services, LLC (“HFS”), a wholly owned subsidiary of Petrohawk Energy Corporation (collectively with HFS, “PetroHawk”), each entered into an agreement relating to a new joint venture arrangement. The joint venture arrangement will be operated through a newly formed joint venture entity, KinderHawk Field Services LLC (“KinderHawk”), and will be dedicated to engaging in the natural gas midstream business in and around the Haynesville Shale formation of northwest Louisiana. Pursuant to the agreement, PetroHawk will convey to KinderHawk its Haynesville Shale gathering and treating business, and Kinder Morgan Gathering will contribute $875 million in cash to KinderHawk, subject to certain adjustments. Each of PetroHawk and Kinder Morgan Gathering will own a 50% membership interest in KinderHawk. The joint venture will have an economic effective date of January 1, 2010, and PetroHawk will continue to operate the business during a transition period, after which KinderHawk will assume operations. KinderHawk will be staffed with experienced personnel which may include personnel from both PetroHawk and Kinder Morgan Gathering.

Consummation of the transactions contemplated by the Contribution Agreement is conditioned on the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of certain third party contractual consents and amendment of various third party contracts and other closing conditions.

A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated in this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release of Kinder Morgan Energy Partners, L.P., dated April 13, 2010.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	KINDER MORGAN G.P., INC.,
its general partner

By:	KINDER MORGAN MANAGEMENT, LLC,
its delegate

Dated: April 16, 2010	By:	/s/ Joseph Listengart
Joseph Listengart Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Kinder Morgan Energy Partners, L.P., dated April 13, 2010.